EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
House of Brussels Chocolates Inc.

We consent to the inclusion in this registration statement on Form S-B2 of our report, dated July 27, 2005, on our audit of the consolidated financial statements of House of Brussels Chocolates Inc. for the year ended April 30, 2005. We also consent to the reference to our firm under the caption "Experts".

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
August 12, 2005